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                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 16, 2003, by and among YaYa, LLC, a Delaware limited liability company ("YaYa"), American Vantage Companies, a Nevada corporation ("AVC"), and YaYa Media, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         A. YaYa is an "end-to-end" interactive solutions provider, specializing in the creation and provision of interactive games and marketing solutions in the newly created "AdverGaming" category.

         B. YaYa's assets consist of all of YaYa's business, including, without limitation, the properties, fixtures, fittings, equipment, vehicles, office furniture, stock materials, work-in-progress, monies, credits, things in action, and the YaYa Intellectual Property, as well as additional contracts and agreements, as further described on Exhibit A.

         C. The Company is a newly formed Delaware corporation, which is wholly owned by AVC and anticipates doing business in the "AdverGaming" category.

         D. YaYa wishes to sell, assign and transfer to the Company, and the Company wishes to purchase all of YaYa's assets, subject to the YaYa Liabilities (defined herein), in exchange for the AVC Exchange Shares (defined below).

                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

         1.1 "Agreement" has the meaning set forth in the preamble.

         1.2 "Amended and Restated Note" means that certain Amended and Restated Note of the Company in favor of Entertainment Media Ventures LLC, Knowledge Net Holdings LLC, and White Rock Partners attached as Exhibit B.

         1.3 "AVC" has the meaning set forth in the recitals.

         1.4 "AVC Common Stock" means the common stock of AVC, par value $0.01 per share.

         1.5 "AVC Exchange Shares" means 824,811 shares of AVC Common Stock.


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         1.6 "AVC Exchange Share Repurchase Notice" has the meaning set forth in
Section 5.6.

         1.7 "AVC Exchange Share Repurchase" has the meaning set forth in
Section 5.6.

         1.8 "CERCLA" has the meaning set forth in Section 1.17

         1.9 "Claims Notice" has the meaning set forth in Section 6.4.2.

         1.10 "Closing" shall mean the closing of the transactions contemplated by Article 2.

         1.11 "Code" means the Internal Revenue Code of 1986, as amended.

         1.12 "Company" has the meaning set forth in the preamble.

         1.13 "Company Indemnified Party" has the meaning set forth in Section 6.3.

         1.14 "Contracts" shall mean all contracts, leases, agreements, understandings, mortgages, indentures, commitments and all other arrangements, whether or not legally binding, whether oral or written, express or implied, to which YaYa is a party.

         1.15 "Copyrights" shall mean United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

         1.16 "Dispute Notice" has the meaning set forth in Section 6.4.2.

         1.17 "Environmental Laws" shall mean any federal, state or local law, rule, regulation, ordinance, order or decree pertaining to environmental matters, pollution, or the protection of human health or the environment, including, without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, and the Toxic Substances Control Act.

         1.18 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         1.19 "Expenses" shall mean any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), but shall not include Losses.

         1.20 "GAAP" means generally accepted accounting principles.

         1.21 "Governmental Body" means any local, state or federal domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or

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judicial agency, commission or organization, or any subdivision, branch or department of any of the foregoing.

         1.22 "Governmental Permit(s)" shall mean all material licenses, permits, franchises, privileges, immunities, approvals and other authorizations issued from or by any Governmental Body which are necessary to entitle YaYa or the Company, as the case may be, to own or lease, operate and use the YaYa Assets, or to assume the YaYa Liabilities.

         1.23 "Hazardous Substance" has the meaning ascribed to it in CERCLA.

         1.24 "Indemnified Party" has the meaning set forth in Section 6.4.1.

         1.25 "Indemnifying Party" has the meaning set forth in Section 6.4.1.

         1.26 "Intellectual Property" means Copyrights, Patent Rights, Trademarks and Trade Secrets, and the physical embodiments of the foregoing.

         1.27 "Lien" means any mortgage, hypothecation, pledge, lien, security interest, claim, encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation, charge, restriction or limitation of any kind or nature.

         1.28 "Losses" shall mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, but shall not include Expenses.

         1.29 "Material Adverse Effect" means, with respect to an entity, any change, event, violation, circumstance or effect that, individually or taken as a whole, is materially adverse to such entity's assets, liabilities, financial condition, results of operations, directors, management, or prospects of such entity.

         1.30 "Material Contract" means any contract under which YaYa is obligated to provide or purchase products or services with a fair market value of at least twenty thousand dollars ($20,000), or under which any party has any obligation continuing for more than six (6) months after the execution thereof, in each case assuming the exercise of any option thereunder.

         1.31 "Measurement Period" has the meaning set forth in Section 5.6.

         1.32 "Patent Rights" shall mean United States and foreign patents, patent applications, continuations, continuations in part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto.

         1.33 "Person" includes any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust or other entity or organization, whether or not a legal entity and whether foreign or domestic, or any Governmental Body.

         1.34 "Proceeding" shall mean any action, arbitration, reference, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative,

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whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         1.35 "Profitability Statement" has the meaning set forth in Section
5.6.

         1.36 "Prospectus" means the prospectus included in a Registration Statement as of the date it becomes effective under the Securities Act and, in the case of references to the Prospectus as of a date subsequent to the effective date of the Registration Statement, as amended or supplemented as of such date, including all documents incorporated by reference therein, each as amended, and each applicable prospectus supplement relating to the offering and sale of any of the Registrable Securities pursuant to such Registration Statement.

         1.37 "Registrable Securities" means any shares of AVC Common Stock that are issued to YaYa (i) in accordance with Article 2, or (ii) with respect to any shares issued to YaYa in accordance with Article 2 as a result of a Stock Event; provided, however, that such shares will cease to be Registrable Securities upon the first to occur of the following: (a) when a registration statement with respect to the sale of such shares has become effective under the Securities Act and such shares have been disposed of in accordance with such registration statement; (b) when such shares have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the applicable purchaser does not receive "restricted securities" (as that term is defined for purposes of Rule 144 under the Securities Act), (c) on the first date which such Registrable Securities can be sold by the holder thereof without registration under the Securities Act pursuant to Rule 144 (or any successor provision) under the Securities Act, or
(d) when such shares cease to be outstanding.

         1.38 "Registration Statement" means a registration statement (including the related Prospectus) of AVC under the Securities Act on any form selected by AVC for which AVC then qualifies and which permits the sale thereunder of the number and type of Registrable Securities (and any other securities of AVC) to be included therein in accordance with this Agreement by the applicable sellers in the manner described herein. The term "Registration Statement" shall also include all exhibits, financial statements, and schedules and all documents incorporated by reference in such Registration Statement when it becomes effective under the Securities Act, and in the case of the references to the Registration Statement as of a date subsequent to the effective date, as amended or supplemented as of such date.

         1.39 "Securities Act" means the Securities Act of 1933, as amended.

         1.40 "Site" means any of the real properties currently or previously owned, leased, occupied, used or operated by YaYa, any predecessors of YaYa, or any entities previously owned by YaYa, including all soil, subsoil, surface waters and groundwaters.

         1.41 "Stock Event" means (i) the issuance of shares of AVC Common Stock in connection with a dividend on, a stock split of, or a combination of shares of, then issued and outstanding shares of AVC Common Stock, or (ii) an adjustment to the number of shares of then outstanding AVC Common Stock as a result of any merger, consolidation, reorganization, recapitalization, reincorporation, dividend in property other than cash, stock split, liquidating


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dividend, combination of shares, exchange of shares, change in corporate structure or other transaction, which does not involve the receipt of consideration by AVC.

         1.42 "Taxes" shall mean all taxes, charges, or other assessments of any nature imposed by any federal, state, local or foreign taxing authority or Governmental Body.

         1.43 "Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed by any federal, state, local or foreign taxing authority or Governmental Body with respect to Taxes.

         1.44 "Trademarks" shall mean United States, state and foreign trademarks, service marks, logos, indicia, trade dress and trade names, corporate names, business names and fictitious business names, whether registered or unregistered (including any rights to such trademarks, service marks, logos, trade dress and trade names), designs, trade styles pending applications to register the foregoing, and all goodwill of the business associated therewith.

         1.45 "Third Party Claim" has the meaning set forth in Section 6.4.2.

         1.46 "Trade Secrets" shall have the broadest meaning assigned to such term in Section 3426.1 of the Uniform Trade Secrets Act as enacted in California, and shall be deemed to include any and all confidential ideas, trade secrets, know-how, concepts, ideas, methods, processes, formulae, reports, data, notebooks, documents, reports or records regarding quality assurance, packing and delivery of products, or services produced or due, supplier lists and records (including all information relating to current negotiations and quotations from such suppliers), customer lists and records, mailing lists, marketing information and literature, the results of marketing research, business plans schematics, engineering records, drawings, plans for current and future product models, pricing models and information, and any and all other proprietary information.

         1.47 "YaYa" has the meaning set forth in the preamble.

         1.48 "YaYa Assets" has the meaning set forth in Section 2.1.

         1.49 "YaYa Bill of Sale" shall mean the Bill of Sale, executed and delivered by YaYa to the Company as of even date hereof, in the form attached as Exhibit C.

         1.50 "YaYa Financial Statements" shall mean the audited balance sheet, statement of operations, and cash flow statement of YaYa for the twelve months ended December 31, 2002.

         1.51 "YaYa Indemnified Party" has the meaning set forth in Section 6.2.

         1.52 "YaYa Instrument of Assignment" shall mean the Instrument of Assignment and Assumption, dated as of even date hereof, by and between YaYa and the Company, in the form attached as Exhibit D.

         1.53 "YaYa Intellectual Property" shall mean all Intellectual Property owned by YaYa, all of which is set forth on Exhibit A under the heading "YaYa Intellectual Property."

         1.54 "YaYa Liabilities" has the meaning set forth in Section 2.3.


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         1.55 "YaYa Real Property Leases" has the meaning set forth in Section
4.1.17.

         1.56 "YaYa Registered Intellectual Property" means all United States, international and foreign (a) patents and patent applications (including provisional applications); (b) registered Trademarks, applications to register Trademarks, (iii) registered Copyrights and applications for Copyright registration, (d) any mask work registrations and applications to register mask works, and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, that are owned by, filed in the name of, assigned to or applied for by, YaYa.

                                    ARTICLE 2
                              THE PURCHASE AND SALE

         2.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, YaYa hereby sells, assigns and transfers to the Company, in exchange for the issuance of the AVC Exchange Shares by AVC to it pursuant to Section 2.2, and the Company hereby accepts, all right, title and interest in and to all of the assets (including, without limitation, all Contracts), properties and rights of every kind and nature except for those Contracts set forth on Schedule 2.1, whether tangible or intangible, real, personal or mixed, and wherever located, that are owned or held by YaYa, as the same exists on the date hereof (collectively, the "YaYa Assets"). By way of example, and without limiting the generality of the foregoing, the YaYa Assets that are being assigned and transferred by YaYa to the Company under this Section 2.1 include all of the assets set forth on Exhibit A.

         2.2 ISSUANCE OF SHARES. As contemplated by Section 2.1, the Company hereby issues to YaYa the AVC Exchange Shares as of the date hereof.

         2.3 ASSUMPTION OF LIABILITIES. As further consideration for the sale, assignment and transfer of the YaYa Assets to the Company, the Company hereby assumes and agrees to pay, perform and discharge when due those debts, claims, obligations, commitments and other liabilities of YaYa as of the date hereof that are set forth on Exhibit E (collectively, the "YaYa Liabilities").

                                    ARTICLE 3
                                   THE CLOSING

         3.1 CLOSING. The Closing shall take place on the date hereof at 10:00 a.m., Los Angeles time, at the offices of Alschuler Grossman Stein & Kahan LLP, The Water Garden, 1620 26th Street, Fourth Floor, North Tower, Santa Monica, CA 90404.

         3.2 YAYA'S DELIVERIES. YaYa hereby delivers to the Company, duly executed by YaYa as appropriate, each of the following:

                  3.2.1    the YaYa Bill of Sale;

                  3.2.2    the YaYa Instrument of Assignment;


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                  3.2.3 such other bills of sale or assignments and other
instruments of transfer or conveyance as the Company may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment and transfer of the YaYa Assets to the Company;

                  3.2.4 the Amended and Restated Note, duly executed by all parties thereto other than the Company;

                  3.2.5 evidence of the termination of those security interests granted to Entertainment Media Ventures LLC pursuant to those certain Security Agreements dated December 10, 2002, September 30, 2002, September 16, 2002, and August 27, 2002 by and between YaYa and Entertainment Media Ventures LLC;

                  3.2.6 a certificate of the secretary of YaYa, dated as of even date hereof, certifying as to (i) the Certificate of Formation of YaYa as currently in effect; (ii) the Limited Liability Company Agreement of YaYa as currently in effect; (iii) a good standing certificate from the Secretary of State of Delaware with respect to YaYa; (iv) the fact that this Agreement and the other transactions contemplated hereby have been duly and validly approved by the board of directors of YaYa and by the requisite vote or consent of the members of YaYa; and (v) the incumbency and signatures of the officers and managers of YaYa executing this Agreement and any of the other agreements contemplated hereby; and

                  3.2.7 assignments of all YaYa Intellectual Property.

         3.3 The Company's Deliveries. The Company hereby delivers (or as soon as practicable hereafter) to YaYa , executed by the Company as appropriate:

                  3.3.1 certificates representing the issuance of the AVC Exchange Shares by AVC to YaYa;

                  3.3.2 the YaYa Instrument of Assignment;

                  3.3.3 a copy of the Amended and Restated Note; and

                  3.3.4 such other instruments of assumption as YaYa may reasonably request or as may be otherwise necessary to evidence the assumption of the YaYa Liabilities.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES OF YAYA. As of the date hereof, YaYa hereby represents and warrants to each of the Company and AVC each of the following:

                  4.1.1 Organization. YaYa is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. YaYa (i) has all requisite power and authority to own, operate, sell and transfer the YaYa Assets and to carry on its business as it is now being conducted, and (ii) is in good standing and duly qualified and licensed to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified and licensed. YaYa has no direct or indirect ownership

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interest in any Person other than (a) its 37.65% ownership interest in Games
Media Property, LLC and (b) its contemplated interest in AVC as a result of the consummation of the transactions contemplated by this Agreement.

                  4.1.2 Authority; Due Execution. YaYa has the requisite power and authority to deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. YaYa has duly executed and delivered this Agreement, and assuming the due execution and delivery hereof by the Company, this Agreement is a valid, legal and binding obligation of YaYa enforceable against YaYa in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

                  4.1.3    Capitalization.

                           (a) Schedule 4.1.3 sets forth all of YaYa's members,
and the number of membership interests owned by each such member. Except as set forth on Schedule 4.1.3, there are no options, warrants, subscriptions, calls, commitments, conversion rights, preemptive rights, rights of exchange, plans or other rights, agreements, arrangements, subscriptions or commitments of any character binding on YaYa or any of YaYa's members relating to the membership interests of YaYa, or obligating YaYa to issue or sell any membership or other interest, whether upon conversion or exercise of any other security or interest of YaYa or otherwise.

                  4.1.4 No Conflict or Violation. The execution, delivery and performance of this Agreement will not (i) conflict with or result in any violation of any provision of YaYa's Certificate of Formation, Limited Liability Company Agreement or any other organizational document of YaYa; (ii) require the consent of any party to, conflict with, result in a violation or breach of, or (after notice or lapse of time or both) constitute a default or give rise to any right of modification, termination, cancellation or acceleration under, any of the terms, conditions or provisions of, any covenant, agreement, commitment, note, bond, mortgage, indenture, license, lease, Contract, agreement, law, rule, ordinance or regulation or judgment, decree, order, award or permit or other instrument or obligation to which YaYa is a party or by which the YaYa Assets may be bound; (iii) result in the creation of any Lien upon any of the YaYa Assets; or (iv) violate or conflict with any other material restriction to which YaYa is subject.

                  4.1.5 Title; Condition of YaYa Assets. YaYa has good and marketable title to, or leasehold interest in, all of the YaYa Assets, free and clear of all Liens other than the YaYa Liabilities. The Company is hereby acquiring good, valid and marketable title to the YaYa Assets, free and clear of any and all Liens (other than the YaYa Liabilities). No Person other than YaYa owns and controls, or has any interest in any of the YaYa Assets other than, with respect to the Contracts, Persons (other than YaYa) that are parties thereto. The YaYa Assets constitute all of the assets, properties and rights owned or held by YaYa, and there are no other assets, properties or rights used in the operation of YaYa's business as it is currently conducted. Immediately following the Closing, the Company will own or lawfully possess all of the YaYa Assets.

                  4.1.6 Litigation, Orders. There are no (i) lawsuits, actions, claims, administrative, arbitration, industry, governmental or other Proceedings, investigations or inquiries pending or, to


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YaYa's knowledge, threatened against YaYa with respect to the YaYa Assets or the
YaYa Liabilities, (ii) judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Body or by arbitration) that would affect the YaYa Assets or the YaYa Liabilities, (iii) injunctions, actions or Proceedings instituted by any third party seeking to enjoin, prohibit or obtain substantial damages in connection with the consummation of the transactions contemplated hereunder, or (iv) facts or circumstances that could give rise to any Proceedings against, relating to or directly affecting YaYa.

                  4.1.7    Intellectual Property.

                           (a) The YaYa Intellectual Property comprises all the
intellectual property rights necessary and sufficient for the conduct of YaYa's business as it is presently conducted or as it is reasonably contemplated to be conducted. YaYa owns, and hereby conveys to the Company, the absolute and unrestricted right to use the YaYa Intellectual Property in any manner whatsoever, and has taken all necessary and appropriate steps to protect and preserve ownership of the YaYa Intellectual Property. Without limiting the generality of the foregoing, to the extent that any YaYa Intellectual Property has been developed or created by any Person other than YaYa, YaYa has acquired ownership of, and is the exclusive owner of, all such YaYa Intellectual Property, by operation of law or by valid written assignment of such rights, and YaYa has recorded each such assignment of YaYa Registered Intellectual Property with the relevant Governmental Body, including, without limitation, the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdictions.

                           (b) The YaYa Intellectual Property has not been
licensed to or from any other Person. There are no claims, actions, suits, arbitrations or other Proceedings pending or, to YaYa's knowledge, threatened with respect to any of the YaYa Intellectual Property, relating to the use by YaYa, or challenging the ownership or validity of any YaYa Intellectual Property, or otherwise. The current use of the YaYa Assets does not conflict with the valid Patent, Trademark or Copyright rights of others. There is no infringing use of the YaYa Intellectual Property by any other Person.

                           (c) Each item of YaYa Registered Intellectual
Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such YaYa Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such YaYa Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such YaYa Registered Intellectual Property. YaYa has registered the copyright with the U.S. Copyright Office for the latest version of each product or technology of YaYa that constitutes or includes a copyrightable work.

                           (d) YaYa has taken all commercially reasonable steps
to protect its rights in the confidential information and trade secrets of YaYa, or those provided to YaYa by any other Person to which YaYa is subject to a duty of confidentiality. Without limiting the generality of the foregoing, (i) YaYa has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements, (ii) all current and former employees, consultants and

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independent contractors of YaYa have executed such agreements, and (iii) copies of all such agreements have been made available to the Company for review.

                  4.1.8 Licenses, Approvals, Other Authorizations, Consents, Reports, etc.

                           (a) Schedule 4.1.8(a) sets forth all Governmental
Permits. YaYa owns all such Governmental Permits and all such Governmental Permits are fully paid and in full force and effect and no violations exist with respect to such Governmental Permits. No Proceeding is pending or, to YaYa's knowledge, threatened seeking the revocation or limitation of any of the Governmental Permits.

                           (b) No consent, approval or action of, filing with or
notice to any Governmental Body or other public or private third party is necessary or required under any of the terms, conditions or provisions of any statute, law, rule, regulation or ordinance, or any judgment, decree, order, writ, permit or license of any Governmental Body, or any Contract or contract or agreement to which the YaYa Assets or YaYa Liabilities are bound, for the execution and delivery of this Agreement by YaYa, the performance by YaYa of its obligations hereunder or the consummation of the transactions contemplated hereby.

                  4.1.9 Compliance with Laws. YaYa is not in violation or in default of any statute, law, regulation, ordinance, rule, judgment, order or decree applicable to YaYa where such violation or default would have a Material Adverse Effect on any of the YaYa Assets after the Closing.

                  4.1.10   Contracts.

                           (a) Each Material Contract to which YaYa is a party,
or by which YaYa or its properties are bound, is denoted on Exhibit A with an asterisk ("*"). A true and correct copy of each Material Contract has been delivered to the Company. Other than the Contracts marked with an asterisk on Exhibit A, there are no Contracts material to the conduct of the business of YaYa. All of the Contracts are valid and binding agreements of YaYa and the parties thereto, are in full force and effect and set forth the entire agreement of the parties thereto with respect to the subject matter thereof. There exists no default or event of default under the Contracts by YaYa or by any other party, or occurrence, condition or act (including, without limitation, the purchase of the YaYa Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by YaYa or would give rise to any change in the rights or obligations of any party other than YaYa thereunder, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained prior to the date hereof, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such contract.

                  4.1.11 YaYa Financial Statements and No Material Changes.
Schedule 4.1.11 sets forth the YaYa Financial Statements. The YaYa Financial Statements were prepared by Piercy, Bowler, Taylor & Kern, who recently completed an audit of YaYa. Such YaYa Financial Statements, including in each case the footnotes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The YaYa Financial Statements fairly, accurately and completely present the financial condition and results of operations of YaYa at the respective dates thereof and for the periods therein indicated and, except as indicated therein,


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reflect all claims against and all debts and liabilities of YaYa, fixed or contingent, matured or accrued, as at the dates thereof. Except as set forth on
Schedule 4.1.11(a), since December 31, 2002, there has been no change in the business, operations, management, employees, directors, properties, prospects, assets or condition of YaYa which has had a Material Adverse Effect, and, to YaYa's knowledge, no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

                  4.1.12 Undisclosed Liabilities. YaYa does not have any liabilities or obligations of a nature required by GAAP to be reflected on a balance sheet or in notes thereto, except (i) as set forth or reflected in the YaYa Financial Statements (including the notes thereto); (ii) as disclosed on Exhibit E; or (iii) for liabilities incurred in the ordinary course of business since the date of the YaYa Financial Statements.

                  4.1.13   Taxes.

                           (a) YaYa has timely filed, or caused to be filed,
with the appropriate federal, state, local and foreign taxing authorities, all Tax Returns required to be filed, copies of which have been furnished to the Company. All such Tax Returns were true, correct and complete in all respects. YaYa has paid in full, or made adequate provision in the YaYa Financial Statements for, all Taxes of YaYa (whether or not shown on any Tax Return). Except for the request for an extension of time to file YaYa's 2002 federal and state income tax returns, YaYa is not a party to any agreement extending the time within which to file any Tax Return. YaYa has incurred no material liability for Taxes in the period after the date of the YaYa Financial Statements other than in the ordinary course of business. There are no liens upon the assets of YaYa for Taxes other than statutory liens for current Taxes not yet due.

                           (b) There is no dispute or claim concerning any Tax
liability of YaYa either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the members of YaYa and the directors and officers of YaYa (and employees responsible for Tax matters of YaYa) are otherwise aware. No claim has ever been made by a taxing authority of any jurisdiction in which YaYa does not file Tax Returns that YaYa is or may be subject to taxation by that jurisdiction.

                           (c) YaYa has withheld and paid all Taxes required to
have been withheld and paid in connection with amounts paid or owing to each employee, creditor or independent contractor of YaYa.

                           (d) No Tax Returns of YaYa have been audited or
examined by taxing authorities, and no Tax Returns of YaYa are currently the subject of audit or examination. YaYa has made available to the Company complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by YaYa.

                           (e) YaYa has no liability for the Taxes of any Person
other than YaYa (i) as a transferee or successor, (ii) by contract or (iii) otherwise.

                           (f) YaYa is not a party to or bound by any
obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

                  4.1.14 Environmental Matters. YaYa is in material compliance with all Environmental Laws. YaYa has not received any written or oral notice or claim from any Governmental Body or third party alleging that YaYa is not in compliance with any Environmental Law. There has been no release by YaYa of any Hazardous Substance nor has YaYa arranged for the disposal of waste or any other materials that would result in the imposition of liability under any Environmental Law. To the knowledge of YaYa, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any Site, the presence of which could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on YaYa or any of the YaYa Assets.

                  4.1.15 Insurance. YaYa is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged.
Schedule 4.1.15 is a schedule of all insurance policies (including life insurance) or binders maintained by YaYa, including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the period of time covered thereby and a brief description of the interests insured thereby. The insurance policies listed on Schedule 4.1.15 constitute insurance protection against all liability, claims and risks occurring in the ordinary course of business customarily included within comprehensive liability coverage and at amounts and levels customarily maintained for a business of this type. All such policies are in full force and effect and all premiums that have become due have been currently paid. None of such policies shall lapse or terminate by reason of the transactions contemplated by this Agreement. There has not been any cancellation or non-renewal of any such policy or binder. Except as set forth on Schedule 4.1.15, within the last two (2) years, YaYa has not filed for any claims against any of their insurance policies.

                  4.1.16 Accounts Receivable. A complete and accurate list of all accounts receivable of YaYa, showing the aging thereof, is set forth on
Schedule 4.1.16. All accounts receivable (i) have arisen from bona fide transactions, (ii) represent sales made in the ordinary course of business, and
(iii) are current and collectible net of any applicable reserves for doubtful accounts derived on a basis applying practices and procedures consistent with the YaYa Financial Statements. No notice has been received from any account debtor that any such accounts receivable are subject to any contest, claim or right of set-off, and YaYa has no reason to believe that any such accounts receivable will be subject to any set-offs or counterclaims, or will not be collected in the ordinary course of business.

                  4.1.17 Real Property. YaYa does not own a freehold interest in any real property or any option or right of first refusal or first offer to acquire real property. Schedule 4.1.17 contains a true and complete copy of the real property leases and subleases to which YaYa is a party (the "YaYa Real Property Leases"), each of which is contained in the YaYa Assets and is valid, binding and in full force and effect. All rents and additional rents and other sums, deposits, expenses and charges due on the YaYa Real Property Leases have been paid and YaYa has been in peaceable possession since the commencement of its original possession under the YaYa Real Property Leases and no waiver, indulgence or postponement of YaYa's obligations thereunder has been granted by the lessor. There exists no default or event of default by YaYa or by any other party to any of the YaYa Real Property Leases, or occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by YaYa under any of the YaYa Real Property Leases, and there are no outstanding claims of breach or indemnification or notice of default or termination of any of the YaYa Real Property Leases. YaYa is in physical possession and actual and exclusive occupation of the real property subject to the YaYa Real Property Leases. The real property leased by YaYa pursuant to the YaYa Real Property Leases requires no repair or restoration works in order to (i) comply with the terms of the YaYa Real Property Leases or (ii) maintain the leased property in a state of good maintenance and repair suitable for the purposes for which it is presently being used. YaYa is currently occupying the real property subject to the YaYa Real Property Leases in compliance with all laws, statutes, ordinances or other applicable rules or regulations of any Governmental or Regulatory Authority. YaYa does not owe any brokerage commission with respect to the real property subject to the YaYa Real Property Leases.

                  4.1.18 Sufficiency of YaYa Assets. Except as set forth on
Schedule 4.1.18, the YaYa Assets comprise all operating rights and assets necessary and sufficient for the Company to conduct the business of YaYa in the same or a similar manner as it was conducted by YaYa prior to the Closing.

                  4.1.19 Labor Matters. YaYa has no agreements with labor unions or associations representing employees of YaYa. No work stoppage against YaYa is pending or, to YaYa's knowledge, threatened. YaYa is not involved in or, to YaYa's knowledge, threatened with, any labor dispute, arbitration, lawsuit or administrative Proceeding relating to labor matters involving the employees of YaYa. YaYa is in compliance in all material respects with the applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Since inception, no unfair labor practice complaint or sex or age discrimination claim has been brought against YaYa before the National Labor Relations Board or any other Governmental Body with respect to any employees of YaYa, and no basis presently exists for any such claim.

                  4.1.20   Employees.

                           (a) Schedule 4.1.20 sets forth a complete and
accurate list of each employee, officer, director, independent contractor, consultant and agent of YaYa, including each employee on leave of absence or layoff status, together with an accurate statement of each such officer's or employee's compensation rate and total compensation for the year 2002. Except as set forth on Schedule 4.1.20(a), all employees of YaYa are employed at will, and none of YaYa's employees are represented by a union. All independent contractors of YaYa are properly classified as an independent contractor for purposes of any employment related law or regulation or any law or regulation concerning the status of independent contractors.

                           (b) Except as disclosed on Exhibit E, as of the date
of this Agreement, YaYa has paid and satisfied all compensation of any kind owed to YaYa's employees through the date of this Agreement, including, without limitation, all deferred and accrued compensation and bonus amounts, accrued vacation and sick pay, and all overtime pay. Except as disclosed on Exhibit E, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from YaYa to any current or former officer, director, or employee of, or consultant to, YaYa, and to the knowledge of YaYa, no employee of YaYa has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with YaYa, for any reason, including because of the consummation of the transactions contemplated by this Agreement. YaYa is not a party to any agreement for the provision of labor from any outside agency. To the knowledge of YaYa, since January 1, 2000, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for YaYa, and no claims by any government agency with regard to such employees.

                           (c) YaYa has not received any written or oral notice
from any of its officers or employees that any such officer or employee has terminated or intends to terminate his or her employment, or of any claim, demand, or action by any such officer or employee against YaYa. YaYa has timely paid all compensation owed to each such officer or employee on or prior to the date hereof, and will timely pay all compensation owed to each such officer or employee on or prior to the Closing.

                  4.1.21 Termination and Layoffs. Schedule 4.1.21 states the number of employees terminated by YaYa since January 1, 2002, and contains a complete and accurate list of the following information for each employee of YaYa who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by YaYa, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reductions in hours.

                  4.1.22 Employee Benefit Plans and Arrangements. Set forth on
Schedule 4.1.22 is each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), under which YaYa has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries (collectively, the "EMPLOYEE BENEFIT PLANS"). Each Employee Benefit Plan that is transferable by its terms will be transferred to the Company as a result of the consummation of the transactions contemplated by this Agreement. The Employee Benefit Plans that are subject to ERISA or the Code are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and all contributions required to be made under all Employee Benefits Plans have been timely made. No Employee Benefit Plan is a multi-employer plan, within the meaning of Section 3(37) of ERISA. No Employee Benefit Plan nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Employee Benefit Plans ended prior to the date of this Agreement. No claims have been made against any Employee Benefit Plans or their assets, sponsors, administrators or fiduciaries, except for recurring claims made in the ordinary course (e.g., claims for reimbursement of health care costs).

                  4.1.23 Brokers, Finders, etc. Except for the retention of Knowledge Universe, LLC as a consultant, and the payment of $75,000 by YaYa to Knowledge Universe, LLC (which payment YaYa acknowledges will not be assumed by the Company or AVC pursuant to this Agreement or the transactions contemplated hereby) in complete satisfaction of YaYa's obligation to Knowledge Universe for such consulting services, YaYa has not employed, and is not subject to any claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement for a fee or commission in connection with such transactions.

                  4.1.24 Creditors. The transactions contemplated by this Agreement are being consummated with no intent to hinder, delay, or defraud any person or entity to which YaYa was or is indebted (including, without limitation, any creditors of YaYa).

                  4.1.25 Full Disclosure. All material facts relating to YaYa, the YaYa Assets and the YaYa Liabilities have been disclosed to the Company in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Exhibits or Schedules or in any certificate, list or other writing furnished to the Company pursuant to any provision of this Agreement (including, without limitation, the YaYa Financial Statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

         4.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. As of the date hereof, the Company hereby represents and warrants to YaYa as follows:

                  4.2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (i) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) is in good standing and duly qualified and licensed to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified and licensed. The Company has no direct or indirect ownership interest in any Person.

                  4.2.2 Authority; Due Execution. The Company has the requisite power and authority to deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement, and assuming the due execution and delivery hereof by YaYa, this Agreement is a valid, legal and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

                  4.2.3 No Conflict or Violation. The execution, delivery and performance of this Agreement will not (i) conflict with or result in any violation of any provision of the Company's Certificate of Incorporation, bylaws of the Company, or any other organizational document of the Company; (ii) require the consent of any party to, conflict with, result in a violation or breach of, or (after notice or lapse of time or both) constitute a default or give rise to any right of modification, termination, cancellation or acceleration under, any of the terms, conditions or provisions of, any covenant, agreement, commitment, note, bond, mortgage, indenture, license, lease, contract, agreement, law, rule, ordinance or regulation or judgment, decree, order, award or permit or other instrument or obligation to which the Company is a party or by which any of its assets may be bound; (iii) result in the creation of any Lien upon the Company's assets; or (iv) violate or conflict with any other material restriction to which the Company is subject.

                  4.2.4 Brokers, Finders, etc. The Company has not employed, and is not subject to any claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement for a fee or commission in connection with such transactions.

         4.3 INVESTMENT REPRESENTATIONS OF YAYA. As of the date hereof, YaYa hereby represents and warrants to each of the Company and AVC as follows:

                  4.3.1 The shares of AVC Common Stock being acquired by YaYa pursuant to the transactions contemplated by this Agreement are being acquired for YaYa's own account for investment purposes and not with a view, to, or for resale in connection with, any distribution of such shares of AVC Common Stock within the meaning of the Securities Act, or any applicable state securities or "blue sky" laws.

                  4.3.2 YAYA UNDERSTANDS THAT THE SHARES OF AVC COMMON STOCK BEING ACQUIRED BY YAYA PURSUANT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE DISPOSED OF UNLESS REGISTERED AND QUALIFIED THEREUNDER OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE. YaYa agrees that it will not, directly or indirectly, transfer, offer, sell, pledge, hypothecate or otherwise dispose of all or any part of the shares of AVC Common Stock to be acquired by YaYa, or YaYa's interest therein (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part thereof) except in accordance with the terms of this Agreement and in a manner that does not violate the registration or any other applicable provisions of the Securities Act or any applicable state securities or "blue sky" laws.

                  4.3.3 YaYa understands that AVC may place the following or a substantially similar legend on the certificates (if any) representing the shares of AVC Common Stock to be acquired by YaYa pursuant to the transactions contemplated by this Agreement (in addition to any other legend that may be placed thereon):

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT") OR STATE SECURITIES LAWS ("STATE ACTS") AND ARE RESTRICTED SECURITIES. THE RESTRICTED SECURITIES HAVE BEEN ACQUIRED FOR HOLDER'S OWN ACCOUNT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. RESTRICTED SECURITIES MUST BE HELD INDEFINITELY UNLESS THEY ARE SUBSEQUENTLY REGISTERED UNDER THE ACT AND STATE ACTS AND/OR EXEMPTION FROM SUCH REGISTRATION(S) IS (ARE) AVAILABLE.

                  4.3.4 In making the decision to invest in the shares of AVC Common Stock being acquired pursuant to the transactions contemplated by this Agreement, YaYa has relied upon independent investigations made by it and, to the extent believed by YaYa to be appropriate, YaYa's representatives, including its own professional, tax and other advisors, and has not relied upon any representation or warranty from the Company or AVC (other than as set forth in this Agreement) or any of their respective directors, officers, employees, agents, attorneys, affiliates, representatives or any other Person with respect to the value of the shares of AVC Common Stock to be acquired by it pursuant to this Agreement.

                  4.3.5 YaYa has been given a full opportunity to examine all documents relating to the transactions contemplated by this Agreement, and to ask questions of, and to receive answers from, the Company, AVC and their respective representatives concerning, among other things, the transactions contemplated by this Agreement, YaYa's investment in the shares of AVC Common Stock to be issued to YaYa pursuant to this Agreement, and the business of the Company, and such other information as YaYa desires in order to evaluate an investment in AVC, and all such questions, as asked, have been answered to the full satisfaction of YaYa. Without limiting the foregoing, YaYa has received and read all of the reports filed by AVC with the Securities and Exchange Commission since August 1, 2001 pursuant to Section 13 and 14 of the Exchange Act.

                  4.3.6 YaYa acknowledges that it may be subject to federal and state income tax on the value of the securities to be acquired by it pursuant to this Agreement, and that YaYa is not relying on the Company, AVC, or any of their directors, officers, employees, agents, attorneys, affiliates or representatives with respect to individual or other tax considerations involved in the transactions contemplated hereby.

                  4.3.7 YaYa has not received any general solicitation or general advertising concerning the securities to be acquired by it, nor is it aware of any such solicitation or advertising.

                  4.3.8 YaYa understands that AVC and the Company are relying to a substantial extent upon the foregoing representations, warranties and covenants of YaYa in determining whether AVC will issue the shares of AVC Common Stock pursuant to the transactions contemplated by this Agreement.

                                    ARTICLE 5
                         COVENANTS AND OTHER AGREEMENTS

         5.1 FURTHER ASSURANCES. At any time and from time to time after the date hereof, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and to carry into effect the intents and purposes of this Agreement, including the recordation with the appropriate Governmental Bodies of the assignment of all Intellectual Property transferred pursuant to Article 2. Each party agrees that time is of the essence with respect to the transactions contemplated by this Agreement and hereby agrees to cooperate with the other parties in order to facilitate the completion of transactions contemplated by this Agreement.

         In furtherance of the foregoing, following the Closing, YaYa shall (1) deliver to the Company such other bills of sale, deeds, endorsements, consents, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the Company and its counsel, as the Company may reasonably request or as may be otherwise reasonably necessary to vest in the Company all the right, title and interest of YaYa, to or under any or all of the YaYa Assets and to complete all other transfers and assumptions as are contemplated hereby, and (2) take all steps as may be reasonably necessary to put the Company in actual possession and control of all the YaYa Assets, including without limitation, forwarding to the Company any and all amounts received by YaYa following the Closing on account of the YaYa Assets. In this regard, each party agrees to keep reasonably available and notify the other of the name and business location of an officer authorized to provide such assistance and to execute such documents.

         5.2 OTHER BUSINESS ACTIVITIES. As YaYa is transferring all of its assets, including all of its goodwill, to the Company, YaYa hereby agrees that it shall not, and shall cause its members and affiliates not to, in any manner, directly or indirectly engage in any business which competes with the business of the Company, and will not, and will cause its members and affiliates not to, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any corporation, firm or business that is so engaged. The foregoing shall not prohibit YaYa or any of its members or affiliates from owning (i) any number of shares of AVC Common Stock, or (ii) less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded on a national stock exchange, are quoted on the Nasdaq Stock Market, or are regularly traded in the over-the-counter market by a member of a national securities exchange. Furthermore, YaYa hereby agrees that it will restrict its business activities to those activities incident to YaYa's status as a stockholder of AVC and as a party to this Agreement and the other transactions and agreements contemplated by this Agreement.

         5.3 SEC FILING REQUIREMENTS. Promptly after the Closing, and under no circumstance later than as required by the Exchange Act, YaYa shall make all filings that YaYa is required by applicable law to make with the Securities and Exchange Commission relating to YaYa's ownership of shares of AVC Common Stock, including, without limitation, if required by applicable law, the filing of a Form 3 and a Schedule 13D or 13G (as applicable) pursuant to the Exchange Act.

         5.4 EXEMPTION FROM REGISTRATION. It is the intention of the parties that the issuance of the shares of AVC Common Stock by AVC to YaYa as contemplated by this Agreement be exempt from the registration requirements of
Section 5 of the Securities Act pursuant to Section 4(2) thereof, and from the qualification requirements of Section 25110 of the California Corporate Securities Law of 1968, as amended, pursuant to Section 25102(f) thereof.

         5.5 AGREEMENT TO RETAIN SHARES. YaYa hereby agrees that, prior to the two-year anniversary of the Closing, YaYa will not transfer any of the shares of AVC Common Stock that it acquired pursuant to the terms and conditions of this Agreement (including, without limitation, shares subsequently acquired as a result of a Stock Event) without the prior written approval of AVC, which approval may be given, withheld, conditioned or delayed as AVC determines in its sole and absolute discretion; provided, however, that YaYa may transfer such shares of AVC Common Stock at any time (i) in connection with the exercise of its piggyback rights set forth in Article 7, (ii) in a tender offer for shares of AVC Common Stock, which is initiated by any Person other than YaYa or an affiliate of YaYa, and is subject to Section 14(d)(1) of the Exchange Act and the rules and regulations promulgated thereunder, (iii) in a "Rule 13e-3 transaction," as that term is defined in Rule 13e-3 promulgated under the Exchange Act, or (iv) in any transaction that have been approved of, and recommended, by AVC's board of directors.

         5.6      AVC RIGHT TO CALL THE AVC EXCHANGE SHARES.

                  5.6.1 Unless otherwise directed by AVC, the Company shall, promptly, but in no event later than June 14, 2004, cause to be prepared an unaudited statement of its operations, prepared on a separate basis from AVC and in accordance with GAAP consistently applied (the "Profitability Statement"), for the period beginning on the inception of the Company, and ending on April 30, 2004 (the "Measurement Period"). As promptly as practicable upon completion of such statement of operations, the Company shall promptly deliver the Profitability Statement to AVC.

                  5.6.2 If (i) the net income from operations for the Measurement Period set forth on the Profitability Statement (excluding any interest on the loans from AVC to YaYa through the date of this Agreement that are reflected on Exhibit E) is less than or equal to zero, and (ii) within thirty days after the date that the Profitability Statement is delivered to AVC, AVC delivers a written notice to YaYa stating that AVC wishes to reacquire all or any portion of the AVC Exchange Shares (the "AVC Exchange Share Repurchase Notice"), AVC shall have the right to purchase from YaYa, and YaYa shall have the obligation to sell to AVC, that number of AVC Exchange Shares as set forth in the AVC Exchange Share Repurchase Notice, for a cash purchase price of $1.40 for each AVC Exchange Share so purchased. If AVC does not deliver the AVC Exchange Share Repurchase Notice to YaYa within such thirty-day period, AVC shall have no right to purchase any of the AVC Exchange Shares pursuant to this
Section 5.6 (the "AVC Exchange Share Repurchase"); provided, however, that if on the date that the Profitability Statement is actually delivered to AVC, the AVC Exchange Share Repurchase would not be in compliance with any applicable law (including, without limitation, the Nevada General Corporate Law), the Profitability Statement shall not be deemed delivered to AVC until the first subsequent date that the AVC Exchange Share Repurchase would comply with all applicable laws.

                  5.6.3 In connection with this Section 5.6, YaYa hereby agrees that it shall not, and agrees to cause its and its respective affiliates, shareholders, members or other interest holders, managers, officers, directors, employees, attorneys, accountants, agents, representatives and successors, permitted assignees and each of their respective affiliates not to, (i) bring any Proceeding of any kind (including, without limitation for injunctive relief as contemplated by Section 8.5, or for the recovery of any Losses or Expenses of any kind) against AVC, the Company or any other Person, or (ii) assert as a defense in any Proceeding or other enforcement of AVC's right to consummate the AVC Exchange Share Repurchase, based on or arising out of any act or omission by any Person related to the preparation of the Profitability Statement or any other matter related to AVC's right to exercise (based upon meeting the requirements of this Section 5.6), or actual exercise, of AVC's right to consummate the AVC Exchange Share Repurchase (including, without limitation, for the breach, or alleged breach, of any contractual or legal duty, including, but not limited to, the breach of any fiduciary duty of any Person to any other Person), so long as such Person did not engage in willful misconduct or gross negligence in connection with such matter. By way of example only, such actions include, without limitation, acts or omission (other than willful misconduct or gross negligence) by (x) AVC with respect to the provision of any additional funds to the Company, (y) the Company or AVC with respect to the expansion or contraction of the Company's business, and (z) the Company or AVC relating in any manner to the operation or management of the Company's business, which operation and management shall be conducted in the Company's sole and unfettered discretion. Notwithstanding anything to the contrary, other than with respect to the loans from AVC to YaYa, LLC through the date of this Agreement that are reflected on Exhibit E, AVC shall have no obligation to fund the Company after the Closing.

                                    ARTICLE 6
                                 INDEMNIFICATION

         6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any right of the parties hereto (whether or not exercised) to investigate the affairs of the other parties hereto or any right to investigate the accuracy of the representations and warranties of the other parties contained in this Agreement, all parties hereto have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement. Except for the representations and warranties contained in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.2.1, 4.2.2, 4.2.3 and
5 (each of which shall survive indefinitely), all of the representations and warranties contained in this Agreement shall survive the Closing and continue until the expiration of the applicable statute of limitations.

         6.2 OBLIGATION OF YAYA TO INDEMNIFY. YaYa hereby agrees to indemnify the Company, AVC, and their respective affiliates, shareholders, members or other interest holders, managers, officers, directors, employees, attorneys, accountants, agents, representatives and successors, permitted assignees and each of their respective affiliates (each individually a "YaYa Indemnified Party" and collectively, the "YaYa Indemnified Parties") against, and to protect, save and keep harmless the YaYa Indemnified Parties from, and to pay on behalf of or reimburse the YaYa Indemnified Parties as and when incurred for, any and all Losses or Expenses (whether or not involving a Third Party Claim) which may be imposed on or incurred by any YaYa Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of YaYa contained in this Agreement, or any Schedule or Exhibit, or in any certificate delivered by YaYa at the Closing or (b) any breach or failure by YaYa to comply with, perform or discharge any obligation, agreement or covenant by YaYa contained in this Agreement.

         6.3 OBLIGATION OF THE COMPANY TO INDEMNIFY. The Company hereby agrees to indemnify YaYa and its respective affiliates, shareholders, members or other interest holders, managers, officers, directors, employees, attorneys, accountants, agents, representatives and successors, permitted assignees and each of their respective affiliates (each individually a "Company Indemnified Party" and collectively, the "Company Indemnified Parties") against, and to protect, save and keep harmless the Company Indemnified Parties from, and to pay on behalf of or reimburse the Company Indemnified Parties as and when incurred for, any and all Losses or Expenses (whether or not involving a Third Party Claim) which may be imposed on or incurred by any Company Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of the Company contained in this Agreement, or any Schedule or Exhibit, or in any certificate delivered by the Company at the Closing or (b) any breach or failure by the Company to comply with, perform or discharge any obligation, agreement or covenant by the Company contained in this Agreement.

         6.4      INDEMNIFICATION PROCEDURES.


                  6.4.1 NON-THIRD-PARTY CLAIMS. In the event that a party entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 6.4.2 hereof) against which a party is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within fifteen (15) days of receipt of notice of such claim from the Indemnified Party. In the event that the Indemnifying Party disputes such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within fifteen (15) days of receipt of written notice of such claim, setting forth a reasonable basis of such dispute. In the event that the Indemnifying Party shall fail to provide written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once the Indemnifying Party has acknowledged and agreed or been deemed to have acknowledged and agreed to pay any claim pursuant to this Section 6.4.1, or once any dispute under this Section 6.4.1 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within ten (10) days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

                  6.4.2    THIRD-PARTY CLAIMS.

                           (a) In the event any claim or demand in respect of
which an Indemnified Party might seek indemnity is asserted against or sought to be collected from such Indemnified Party by a Person other than any Person who is a party to this Agreement or an affiliate of a party to this Agreement (a "Third Party Claim"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party (the "Claims Notice") within fifteen (15) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim).

                           (b) Within fifteen (15) days of after receipt from
the Indemnified Party of the Claims Notice (or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim), the Indemnifying Party shall notify (i) YaYa in the case of a Company Indemnified Party, or (ii) AVC in the case of a YaYa Indemnified Party, in writing, whether the Indemnifying Party disputes or does not dispute the claim for indemnification against it (the "Dispute Notice"). In the event that the Indemnifying Party within such fifteen (15) day period fails to give the Dispute Notice as provided in this Section 6.4.2(b), the Indemnifying Party shall be deemed to dispute the claim for indemnification against it.

                           (c) If the Indemnifying Party does not dispute the
claim for indemnification against it, the Indemnifying Party shall conduct, at its expense, the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the counsel the Indemnifying Party will appoint to defend such claim, which approval shall not be unreasonably withheld or delayed; provided, further, that the Indemnifying Party shall not have the right to settle, compromise or otherwise resolve any claim that subjects the Indemnified Party to equitable relief without the prior written consent (which consent may be withheld in such party's sole discretion) of (i) YaYa in the case of a Company Indemnified Party, or (ii) AVC in the case of a YaYa Indemnified Party.

                           (d) In the event that the Indemnifying Party disputes
the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party, and, once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified and Indemnifying Party, the Indemnifying Party shall within ten (10) days of the date of such resolution or agreement, pay to the Indemnified Party all reasonable costs, expenses, settlement amounts or other Losses paid or incurred by the Indemnified Party in connection with such Third Party Claim including the costs and expenses (including, without limitation, reasonable attorneys fees and expenses) incurred by the Indemnified Party in obtaining indemnification hereunder.

                           (e) Any final judgment entered or settlement agreed
upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

                                    ARTICLE 7
                                PIGGYBACK RIGHTS

         7.1 PIGGYBACK REGISTRATION RIGHTS. If AVC, at any time on or prior to the fifth anniversary of the Closing, proposes to register under the Securities Act any shares of AVC Common Stock (other than pursuant to a registration statement on Form S-4 (or any other registration statement registering shares issued in a merger, consolidation, acquisition, or similar transaction) or Form S-8, or any successor or comparable forms), whether in an underwritten public offering or otherwise and whether or not for the account of AVC or for any stockholder of AVC, in a manner that would permit the registration under the Securities Act of Registrable Securities for sale to the public, AVC will give written notice to YaYa of its intention to do so not later than twenty days prior to the anticipated filing date of the applicable Registration Statement. YaYa may elect to participate in such registration on the same basis as the planned method of distribution contemplated by the proposed registration by delivering written notice of its election to AVC within five days after its receipt of AVC's notice pursuant to this Section 7.1, but in no event later than ten days prior to the anticipated filing date of the applicable Registration Statement, which notice must (i) specify the amount of Registrable Securities desired to be included in such registration by YaYa and (ii) include any other information that AVC reasonably requests be included in such registration statement. Upon its receipt of YaYa's election pursuant to this

Section 7.1, AVC will, subject to Section 7.2, use its reasonable best efforts to include in such registration all Registrable Securities requested to be included.

         7.2 LIMITATION ON INCLUSION OF REGISTRABLE SECURITIES; PRIORITIES. If the proposed method of distribution in connection with the registration described in Section 7.1 is an underwritten public offering and the lead managing underwriter thereof reasonably determines that the amount of securities to be included in such offering, including any Registrable Securities, would adversely affect such offering in any manner, the amount of securities to be offered may be reduced or limited to the extent necessary to reduce the total number of securities to be included in such offering to the amount recommended by the lead managing underwriter as follows:

                           (a) in connection with an offering initiated by AVC,
such reduction shall be made (i) first, from the securities intended to be offered for the account of Persons other than AVC, including Registrable Securities, as AVC may determine and subject to any agreements between AVC and such other Persons, and (ii) second, from the number of securities to be offered for the account of AVC; and

                           (b) in connection with an offering initiated by any
Person having the right to require that AVC effect a registration under the Securities Act of securities owned by such Person, such reduction shall be made
(i) first, from securities to be offered for the account of Persons other than such initiating Person, including Registrable Securities, and from securities being offered for the account of AVC, allocated between AVC and such other Persons as AVC may determine, subject to any agreements between AVC and such other Persons, and (ii) second, from securities being offered by such initiating Person.

         7.3 EFFECTIVENESS OF REGISTRATION; DELAY OR WITHDRAWAL OF REGISTRATION. AVC may, in its sole discretion, delay, suspend, abandon, or withdraw any proposed registration in which YaYa has requested inclusion of its Registrable Securities pursuant to this Section 7 without obligation or liability to YaYa. AVC shall not be required to maintain the effectiveness of any Registration Statement beyond the earlier to occur of ninety (90) days after the effective date thereof or the consummation of the distribution by AVC of the shares of Common Stock included for the account of AVC in such Registration Statement.

         7.4 WITHDRAWAL BY YAYA. YaYa may, no less than seven days before the anticipated effective date of the applicable Registration Statement for the registration described in Section 7.1, withdraw some or all of its Registrable Securities from inclusion in the Registration Statement. No such withdrawal shall relieve YaYa of its obligation to pay expenses incurred solely with respect to such withdrawn Registrable Securities, except that no obligation to pay expenses shall be required if such withdrawal is based on material adverse information about AVC of which YaYa was not aware at the time of the request.

         7.5 YAYA'S OBLIGATIONS. AVC's obligations under this Agreement to YaYa pursuant to this Section 7 are conditioned upon YaYa's compliance with all reasonable requests by AVC, and all reasonable requests of the managing and lead underwriters of such underwritten public offering, in connection with any underwritten public offering, including, without limitation, (a) cooperating with AVC in connection with the preparation of the Registration Statement and providing AVC, in writing, all information reasonably requested by AVC in connection with (i) preparing the

Registration Statement and Prospectus covering the Registrable Securities and
(ii) maintaining the currency and effectiveness thereof, (b) completing and executing all questionnaires; powers of attorney, indemnities, underwriting agreements or other similar arrangements that are in customary form and are with the managing underwriter of such offering, and other documents reasonably required under the terms of such underwriting arrangements and this Agreement,
(c) performing all of its obligations with respect to all documents executed in clause (b) of this Section 7.5, and (d) executing and delivering an agreement to indemnify and hold harmless AVC, each of its directors, each of its officers who has signed the Registration Statement, any underwriter (as defined in the Securities Act), and each person, if any, who controls AVC or such underwriter within the meaning of the Securities Act, against such losses, claims, damages or liabilities (including reimbursement for legal and other expenses) to which AVC or any such director, officer, underwriter or controlling person may become subject under the Securities Act or otherwise, in such manner as is customary for registrations of the type then proposed, but only (A) with respect to written information furnished by YaYa in its capacity as a selling shareholder in connection with such registration, and (B) in an amount equal to the net proceeds received by YaYa from the sale of AVC Common Stock pursuant to such registration.

         7.6 RESTRICTIONS ON PUBLIC SALE BY AVC AND YAYA. AVC and YaYa agree that, in connection with any registration of AVC's securities under the Securities Act, to the extent requested in writing by AVC or the managing underwriters of such underwritten offering, not to effect any public sale or distribution of AVC's securities (except as part of such underwritten registration or pursuant to registrations on Forms S-4 or S-8 or any successor form to such Forms), during the periods as the managing underwriter shall request in writing, with such periods not to exceed the ten (10) days prior to, and the one hundred eighty (180) days following, the effective date of a registration statement of AVC filed under the Act in connection with such registration pertaining to such underwritten public offering.

         7.7 EXPENSES OF REGISTRATION. Except as otherwise required by state securities laws or the rules and regulations promulgated thereunder, all expenses, disbursements and fees incurred by AVC in connection with carrying out its obligations under this Section 7 shall be borne by AVC; provided, however, that YaYa shall pay (i) all costs and expenses of counsel for YaYa if such counsel is not also counsel for AVC, (ii) all underwriting discounts, commissions and expenses and all transfer taxes with respect to the shares sold by YaYa, and (iii) all other expenses incurred by YaYa and incidental to the sale and delivery of the shares to be sold by YaYa.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party.

         8.2 CONSTRUCTION; REPRESENTATION BY COUNSEL. The parties to this Agreement acknowledge and agree that they have been represented and advised by counsel in connection with the negotiation and preparation of this Agreement, and this Agreement shall be deemed to have been drafted jointly by the parties, notwithstanding that one party or the other may have performed the actual drafting hereof. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against any party, and as a whole, giving effect to all the terms, conditions and provisions hereof. Whenever the context may require, any provisions used in this Agreement shall include the corresponding masculine, feminine, or neuter forms.

         8.3 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES THE ACTION.

         8.4 JURISDICTION. The parties hereto hereby consent to the exclusive jurisdiction and venue of the state and federal courts sitting in the County of Los Angeles, in the state of California. The parties further agree that personal jurisdiction over it, him or her may be effected by service of process by registered or certified mail addressed as provided in Section 8.9 of this Agreement, and that when so made shall be as if served upon him or her personally within the State of California.

         8.5 INJUNCTIVE RELIEF; SPECIFIC PERFORMANCE. The parties hereby agree and acknowledge that a breach of any material term, condition or provision of this Agreement would result in severe and irreparable injury to the other party, which injury could not be adequately compensated by an award of money damages, and the parties therefore agree and acknowledge that they shall be entitled to injunctive relief in any court of competent jurisdiction in the event of any breach of any material term, condition or provision of this Agreement, or to enjoin or prevent such a breach, including without limitation an action for specific performance hereof, and the parties hereby irrevocably consent to the issuance of any such injunction. The parties further agree that no bond or surety shall be required in connection therewith.

         8.6 ATTORNEYS' FEES. In the event that any party to this Agreement shall commence or otherwise be made a party to any suit, action, arbitration or other Proceeding to interpret this Agreement, or determine or enforce any right or obligation created hereby, including, without limitation, any action for rescission of this Agreement or for a determination that this Agreement is void or ineffective ab initio, whether or not any arbitration award is confirmed by judgment, the prevailing party in such proceeding shall recover such party's reasonable attorney's fees, costs and expenses incurred in connection therewith, including attorney's fees and costs of appeal, if any. Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party's reasonable attorney's fees, costs and expenses as provided in this
Section 8.6.

         8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the choice of law principles thereof.

         8.8 ENTIRE AGREEMENT; BENEFITS OF AGREEMENT. This Agreement (including the agreements referenced herein and the Schedules and Exhibits attached thereto) and the Schedules and Exhibits contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement specifically supercedes that certain Letter of Intent dated as of December 23, 2002 by and between YaYa and AVC. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns permitted by Section 8.10) any rights or remedies hereunder.

         8.9 NOTICES. All notices, requests and communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed to such party at the following addresses or facsimile numbers:

If to YaYa:                                  If to the Company:

YaYa, LLC                                    YaYa Media, Inc.
1250 4th Street, Suite 580                   12300 Wilshire Boulevard, Suite 400
Santa Monica, California 90401               Los Angeles, California 90025
Telephone No.:  (310) 570-4900               Telephone No.:  (310) 207-2702
Facsimile No.:  (310) 570-4901               Facsimile No.:  (310) 207-2727
Attn:  Mr. Stanley E. Maron                  Attn:  Mr. Keith Ferrazzi

                                             with a copy to:

                                             American Vantage Companies
                                             c/o James J. Lee, Esq.
                                             7674 Lake Mead Avenue, Suite 108
                                             Las Vegas, Nevada 89128
                                             Telephone No: (702) 227-9800
                                             Facsimile No.: (702) 227-8525
                                             Attn: Mr. Ronald J. Tassinari
If to AVC:

American Vantage Companies
c/o James J. Lee, Esq.
7674 Lake Mead Avenue, Suite 108
Las Vegas, Nevada 89128
Telephone No: (702) 227-9800
Facsimile No.: (702) 227-8525
Attn: Mr. Ronald J. Tassinari

Any such notice or communication shall be deemed to have been delivered and received: (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of mailing, on the third business day following that on which the piece of mail containing such communications is posted. As used in this Section, "business day" shall mean any day other than a day on which banking institutions in the State of California are legally closed for business. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         8.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations hereunder without the express prior written consent of each other party hereto.

         8.11 HEADINGS; DEFINITIONS. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Articles, Schedules or Exhibits contained herein mean Sections, Articles, Schedules or Exhibits of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

         8.12 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by any other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         8.13 FORCE MAJEURE. No party hereto shall be liable for any failure of or delay in performance of its obligations hereunder to the extent that such failure or delay is due to circumstances beyond such party's control, including, but not limited to, acts of God, acts of a public enemy, fires, floods, earthquakes, storms, explosions, wars, civil disturbances, acts of terrorism, sabotage, insurrections, blockades, embargoes, labor disputes, or acts of any governmental body (collectively, "Force Majeure"), nor shall any such failure or delay give any other party any right to terminate this Agreement or accelerate any obligations hereunder. Each party shall use its commercially reasonable efforts to minimize the duration and consequences of any failure or delay resulting from any Force Majeure.

         8.14 SEVERABILITY. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby, but the term, condition or provision of this Agreement so invalidated shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties effective as of the day and year first written above.

                                YAYA, LLC, a Delaware limited liability company



                                By:      /s/  Stanley E. Maron
                                Name:    Stanley E. Maron
                                Title:    Secretary

                                YAYA MEDIA, INC., a Delaware corporation



                                By:      /s/ Ronald J. Tassinari
                                Name:    Ronald J. Tassinari
                                Title:   Director


                                AMERICAN VANTAGE COMPANIES, a Nevada corporation



                                By:      /s/ Ronald J. Tassinari
                                Name:    Ronald J. Tassinari
                                Title:   President and Chief Executive Officer

SCHEDULES:

SCHEDULE 2.2:                                        Excluded Contracts
SCHEDULE 4.1.3:                                     YaYa Capitalization
SCHEDULE 4.1.8:                               YaYa Governmental Permits
SCHEDULE 4.1.11:                              YaYa Financial Statements
SCHEDULE 4.1.11(a):                        YaYa Material Adverse Effect
SCHEDULE 4.1.15:                                         YaYa Insurance
SCHEDULE 4.1.16:                              YaYa Accounts Receivables
SCHEDULE 4.1.17:                              YaYa Real Property Leases
SCHEDULE 4.1.18:                             YaYa Sufficiency of Assets
SCHEDULE 4.1.20:                                         YaYa Employees
SCHEDULE 4.1.20(a):                          YaYa Non-At Will Employees
SCHEDULE 4.1.21:                          YaYa Terminations and Layoffs
SCHEDULE 4.1.25:                            YaYa Employee Benefit Plans

EXHIBITS:

EXHIBIT A:                                                  YaYa Assets
EXHIBIT B:                                    Amended and Restated Note
EXHIBIT C:                                            YaYa Bill of Sale
EXHIBIT D:                                YaYa Instrument of Assignment
EXHIBIT E:                                             YaYa Liabilities

                                    EXHIBIT A
                                   YAYA ASSETS

                                    EXHIBIT B
                            AMENDED AND RESTATED NOTE

                      AMENDED AND RESTATED PROMISSORY NOTE

$522,500                    Los Angeles, California               April 16, 2003

WHEREAS, YaYa, LLC, a Delaware limited liability company ("YAYA"), previously executed a Promissory Note in favor of Entertainment Media Ventures, LLC, a California limited liability company ("EMV"), Knowledge Net Holdings, LLC, a Delaware limited liability company ("KNH") and White Rock Partners, a California general partnership ("WRP"), or their assigns (each, a "HOLDER," and collectively, the "HOLDERS"), dated as of July 11, 2002, as modified by that certain Agreement to Modify Promissory Note by and among YaYa and the Holders, dated as of December 26, 2001 (as modified, the "ORIGINAL NOTE"); WHEREAS, as of the date hereof, an aggregate of $738,100 in principal amount, and $100,442.74 in accrued interest (the "EXISTING INTEREST") remains outstanding on the Original Note; WHEREAS, as of immediately prior to the execution of this Promissory Note (this "NOTE") and pursuant to that certain Asset Purchase Agreement dated as of even date herewith (the "YAYA PURCHASE AGREEMENT"), by and among YaYa Media, Inc., a Delaware corporation ("MAKER"), YaYa, and American Vantage Companies, a Nevada corporation, YaYa assigned, and Maker assumed, all obligations of YaYa under the Original Note to make outstanding principal payments in the amount of $522,500 (the "AVC BALANCE"); WHEREAS, YaYa retained, and did not assign to Maker, all obligations under the Original Note to make payment of the Existing Interest and $215,600 of the outstanding principal amount (the "RETAINED PRINCIPAL") to Holders, and such obligations to pay the Existing Interest remain the sole obligation of YaYa; and WHEREAS, In connection with Maker's assumption of the outstanding principal payment obligations in the amount of the AVC Balance pursuant to the Original Note, Holders and Maker wish to amend and restate the terms of the Original Note pursuant to the terms and conditions set forth below as they relate to the principal amount outstanding on the Original Note.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, by the execution and delivery of this Note, hereby irrevocably and unconditionally promises and agrees as follows:

         1. PROMISE TO PAY. Maker, for value received, promises to pay Holders, in lawful money of the United States which shall be legal tender of all debts at the time of payment, at 844 Moraga Drive, Los Angeles, California, 90049, or at such other place as the Holders may from time to time designate in writing, the principal sum of FIVE HUNDRED TWENTY TWO THOUSAND FIVE HUNDRED ($522,500), with interest on such unpaid principal sum at the interest rate provided for in this Note (it being understood that such interest does not include the Existing Interest). This Note is being issued in connection with the consummation of the transactions contemplated by the YaYa Purchase Agreement, and replaces the Original Note in their entirety, with the understanding that YaYa's obligations to make all payments of Existing Interest and the Retained Principal amounts have not been extinguished, and remains an obligation of YaYa, and only YaYa. All principal and interest payments received by Holders shall be allocated among each of the Holders as follows: EMV - 75%, KNH - 7.143%, and WRP - 17.857%.

                  For further clarification, no other debts of YaYa to the Holders (collectively, or in their individual capacities) have been transferred to Maker, and, as of the date hereof, the principal sum described in this
Section 1 is the only indebtedness of Maker to any of the Holders.

         2.       INTEREST RATE; PAYMENT OF PRINCIPAL AND INTEREST.

                  2.1 CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following definitions:

                           (a) "Balance" means the principal balance outstanding
at any time under this Note.

                           (b) "Maturity Date" means the later of (i) May 1,
2006, and (ii) that first date which Maker has sufficient cash available pursuant to Section 2.5 hereof to repay the then outstanding Balance, plus all accrued but unpaid interest on the Note.

                  2.2 INTEREST RATE. The interest rate on the Balance of this Note shall be equal to nine percent (9%) per annum; provided, however, that if the Balance and all accrued but unpaid interest under this Note is not paid on or prior to May 1, 2006, then from May 1, 2006 until the Balance is paid, the interest rate on the Balance shall be equal to the lower of ten percent (10%) and the maximum interest rate permitted by law.

                  2.3 ANNUAL INTEREST PAYMENTS. To the extent that Maker has sufficient cash available pursuant to Section 2.5 hereof, annual payments of all accrued interest as of each December 31 shall be due and payable by Maker to Holders, commencing on December 31, 2003 and continuing on each December 31 thereafter.

                  2.4 PAYMENT ON MATURITY DATE. The entire Balance of this Note and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date.

                  2.5 CASH AVAILABLE FOR PAYMENTS. Notwithstanding anything to the contrary in this Note, all payments of principal and accrued interest pursuant to this Note shall be made from those revenues that are (1) generated by the business activities of Maker, and (2) that are then held by Maker after Maker's satisfaction and payment, in full, of all of Maker's then existing other current liabilities and operating expenses.

                  2.6 APPLICATION OF PAYMENTS. All payments received by Holders on this Note shall first be applied to the payment of all accrued and unpaid interest, if any, and second, to the reduction of the Balance.

         3. INTEREST COMPUTATION. Interest at the rate provided for in this Note shall be computed on the basis of a three hundred sixty-five (365) day year for the actual number of days during which the Balance of this Note is outstanding. All payments under this Note shall be credited first to accrued interest then due and thereafter to unpaid principal. Principal and interest shall be payable only in lawful money of the United States of America.

         4. WAIVERS. Maker and any sureties, guarantors, endorsers and other parties liable for payment of this Note (a) waive presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of this Note; (b) waive the right to assert any statute of limitations as a defense to the enforcement of this Note to the fullest extent permitted by law; (c) consent to all extensions and renewals of the time of payment of this Note and to all modifications of this Note by the Holders and Maker without notice to and without in any way affecting the liability of any party for payment of this Note; (d) consent to any forbearance by the Holders and to the release, addition, and substitution of any party liable for payment of this Note and of any or all of the security for this Note without notice to and without in any way affecting the liability of any party for payment of this Note; and (e) consent to personal jurisdiction over each of them by the courts of the State of California in connection with any action arising under this Note and to service of process by any means authorized by California law.

         5. EVENT OF DEFAULT. The occurrence of any of the events defined below as an Event of Default will give Holders the right at its sole option to do any one or more of the following: (i) declare all interest and principal and any other sums immediately due and payable, without presentment, demand for payment, or notice of dishonor, or other notices or demands; and/or (ii) exercise any other right or remedy provided by contract or applicable law. For this purpose, the following will constitute an "Event of Default":

                  5.1 A material breach of any provision of this Note is committed by Maker, including without limitation, Maker's failure to make any payments of principal and interest on the due date thereof;

                  5.2 Maker becomes insolvent or admits in writing to its inability to pay its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee or receiver for it or for any substantial part of its property; or in the absence of such application, consent, or acquiescence, a trustee or receiver is appointed for it or for a substantial part of its property and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, are instituted by or against Maker, and, if so instituted, is consented to or acquiesced in by Maker or remains for thirty (30) days undismissed; or

                  5.3 Under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assumes custody or control of any substantial part of the property of Maker, and such custody or control not terminated or stayed within thirty (30) days from the date of assumption of such custody or control.

         6. APPLICATION OF PAYMENTS; OTHER OBLIGATIONS. Upon the occurrence of any Event of Default, the Holders, at its option, (a) shall have the right to apply all payments made under this Note to principal, interest, and other charges, fees, costs and expenses payable by Maker under this Note or in connection with the loan evidenced by this Note in such order and amounts as the Holders may determine in its sole and absolute discretion; and (b) shall have the right to declare Maker to be in default under any or all other existing or future notes, obligations or agreements of Maker in favor of the Holders.

         7. MODIFICATIONS; CUMULATIVE REMEDIES; LOSS OF NOTE; TIME OF ESSENCE. No modification or waiver by the Holders of any of the terms of this Note shall be valid or binding on Holders unless such modification or waiver is in writing and signed by Holders. Without limiting the generality of the preceding sentence, no delay, omission or forbearance by Holders in exercising or enforcing any of its rights and remedies under this Note shall constitute a waiver of such rights or remedies. Holders' rights and remedies under this Note are cumulative with and in addition to all other legal and equitable rights and remedies that Holders may have in connection with the loan evidenced by this Note. The headings to sections of this Note are for convenient reference only and shall not be used in interpreting this Note. If this Note is lost, stolen, or destroyed, upon Maker's receipt of a reasonably satisfactory indemnification agreement executed by Holders, or if this Note is mutilated, upon Holders' surrender of the mutilated Note to Maker, Maker shall execute and deliver to Holders a new promissory note which is identical in form and content to this Note to replace the lost, stolen, destroyed or mutilated Note. Time is of the essence in the performance of each provision of this Note by Maker.

         8. NO OFFSETS. No indebtedness evidenced by this Note shall be offset by all or part of any claim, cause of action, or cross-claim of any kind, whether liquidated or unliquidated, which Maker now has or may hereafter acquire or allege to have acquired against Holders. To the fullest extent permitted by law, Maker waives the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter commenced by one such party, the other party may assert the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the response be barred by the applicable statute of limitations.

         9. PREPAYMENT. Maker may prepay all or part of the Balance of this Note without payment of any prepayment charge or fee.

         10. NOTICES. Except as otherwise provided in this Note, any notice, demand or other communication required or permitted hereunder shall be in writing and may be either (i) personally delivered, which shall be deemed received at the time of actual receipt thereof; or (ii) sent by registered or certified mail, with postage and charges prepaid, which shall be deemed delivered three (3) business days after deposit in the United States mail; or
(iii) delivered by facsimile transmission, which shall be deemed received at the time and date of transmission, provided an original mechanical signed copy of such communication is also immediately deposited in the United States mail with first class postage and charges prepaid, and in each case, addressed or delivered to a party or to an officer of the party to whom the same is directed at such party's address as set forth below, or at such other address as that party may specify by written notice given to the other in accordance with this paragraph:

                  If to Maker:

                  YaYa Media, Inc.
         Address:                            12300 Wilshire Boulevard, Suite 400
         Los Angeles, California 90025
         Telephone:                           (310) 207-2702
         Facsimile:                           (310) 207-2727
                                                       Attn:  Mr. Keith Ferrazzi

                  with a copy to:

                  American Vantage Companies
                  c/o James J. Lee, Esq.
                  7674 Lake Mead Avenue, Suite 108
                  Las Vegas, Nevada 89128
                  Telephone: (702) 227-9800

                  Facsimile.: (702) 227-8525
         Attn: Mr. Ronald J. Tassinari


                  If to Holders:

                  Entertainment Media Ventures, LLC
                  Knowledge Net Holdings, LLC

         White Rock Partners
         Address:                                 1250 4th Street, Suite 580
         Santa Monica, California 90401
         Telephone:                               (310) 570-4900
         Facsimile:                               (310) 570-4901
         Attn:                                        Mr. Stanley E. Maron

         11. APPLICABLE LAW. This Note shall be governed by and interpreted in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.

         12. JURISDICTION. The parties hereto hereby consent to the exclusive jurisdiction of the state and federal courts sitting in California. Each of the parties hereto further agrees that personal jurisdiction over such party may be effected by service of process by registered or certified mail addressed and provided in Section 10 of this Note, and that when so made shall be as if served upon him or her personally within the State of California.

         13. SUCCESSORS. This Note shall be the joint and several obligation of all parties executing this Note as Maker and all sureties, guarantors, and endorsers of this Note, and this Note shall be binding upon each of such parties and their respective successors and assigns. This Note shall inure to the benefit of the Holders and its successors and assigns.

         14. SAVINGS CLAUSE. Notwithstanding anything to the contrary contained in this Note, the interest and other amounts paid or agreed to be paid to Holders in consideration of the loan evidenced by this Note (such interest and other amounts are referred to collectively as "Interest") shall not exceed the maximum rate permitted under applicable usury laws. If, for any reason, the Interest exceeds the maximum rate permitted under applicable usury laws, then
(a) all excess Interest amounts previously collected by Holders shall be credited against the Balance of this Note or, at Holders' option, to any other principal indebtedness of Maker to Holders arising out of the Loan evidenced by this Note; (b) if this Note and all such other indebtedness have been paid in full, such excess amounts shall be refunded by Holders to Maker; and (c) the provisions of this Note shall automatically be deemed to be reformed and the amount of Interest payable hereunder shall automatically be deemed to be reduced, without the execution of any further documents by Maker or Holders, so as to provide for the payment of Interest in an amount equal to, but not exceeding, the maximum rate permitted under applicable usury laws. All consideration paid to Holders which constitutes Interest under applicable usury laws shall be amortized, prorated, allocated, or otherwise apportioned throughout the term of this Note so that, to the extent possible, the rate of interest on the principal amount of this Note does not exceed the maximum rate permitted under applicable usury laws.

         15. COUNTERPARTS AND FACSIMILE. This Note may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. Transmission of facsimile copies of signed original signature pages of this Note shall have the same effect as delivery of the signed originals.

            (The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Note effective as of the day and year first set forth above.

MAKER:

YAYA MEDIA, INC., a Delaware corporation

/s/      Ronald J. Tassinari
By:      Ronald J. Tassinari
Its:     Director

HOLDERS:

ENTERTAINMENT MEDIA VENTURES, LLC, a California limited liability company

By:      Entertainment Media Ventures Management Co., a
         California limited liability company, its Manager

         /s/  Sanford Climan
         By:   Sanford Climan
         Its: Manager

KNOWLEDGE NET HOLDINGS, LLC, a Delaware limited liability company

/s/      Stanley E. Maron
By:      Stanley E. Maron
Its:     Manager

WHITE ROCK PARTNERS, a California general partnership

By:      Mapleleaf Partners, a California general partnership
         A General Partner

         /s/ Stanley E. Maron
         By: Stanley E. Maron
         A General Partner

AGREED AND ACKNOWLEDGED:

YAYA, LLC, a Delaware limited liability company

/s/   Stanley E. Maron
By:   Stanley E. Maron
Its:  Secretary

                                    EXHIBIT C
                                YAYA BILL OF SALE

                      BILL OF SALE AND ASSIGNMENT OF ASSETS

         THIS BILL OF SALE AND ASSIGNMENT OF ASSETS is made and entered into as of the 16th day of April, 2003, by YaYa, LLC, a Delaware limited liability company ("YaYa").

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and as contemplated by that certain Asset Purchase Agreement dated as of even date hereof (the "Asset Purchase Agreement"), by and among YaYa, American Vantage Companies and YaYa Media, Inc., a Delaware corporation (the "Company"), YaYa hereby sells, assigns and transfers to the Company, all of YaYa's rights, title and interest in and to all of the YaYa Assets (as defined in the Asset Purchase Agreement). By way of example, and without limiting the generality of the foregoing, the YaYa Assets that are being assigned and transferred by YaYa to the Company under this Bill of Sale and Assignment of Assets include all of the assets set forth on Schedule A hereto.

         The terms of the Asset Purchase Agreement, including, but not limited to, YaYa's representations and warranties, covenants, agreements and all indemnities relating to the YaYa Assets, are incorporated herein by this reference. YaYa acknowledges and agrees that the representations, warranties covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the fullest extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, YaYa has caused its duly authorized officer to execute this Bill of Sale and Assignment of Assets as of April 16, 2003.

                                 YAYA, LLC, a Delaware limited liability company
                                 By:      /s/ Stanley E. Maron
                                 Name:    Stanley E. Maron
                                 Title:   Secretary



                                 ACKNOWLEDGED:

                                 YAYA MEDIA, INC., a Delaware corporation

                                 By:  /s/ Ronald J. Tassinari
                                 Name: Ronald J. Tassinari
                                 Title: Director

                                    EXHIBIT D

                          YAYA INSTRUMENT OF ASSIGNMENT
                     INSTRUMENT OF ASSIGNMENT AND ASSUMPTION

THIS INSTRUMENT OF ASSIGNMENT AND ASSUMPTION (this "Assignment and Assumption"), dated as of this 16th day of April, 2003, is by and between YaYa, LLC, a Delaware limited liability company ("YaYa"), and YaYa Media, Inc., a Delaware corporation (the "Company").

WHEREAS, YaYa and the Company are parties to that certain Asset Purchase Agreement dated as of even date hereof (the "Asset Purchase Agreement"), pursuant to which, among other things, the Company has agreed to accept the YaYa Assets and to assume the YaYa Liabilities; and WHEREAS, this Assignment and Assumption is made pursuant to, and in accordance with the terms, of the Asset Purchase Agreement. Any capitalized term used but not otherwise defined herein shall have the meaning ascribed in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Assignment. YaYa hereby sells, assigns, transfers, conveys and delivers to the Company, its successors and assigns, with such representations, warranties and covenants as are expressly set forth in the Asset Purchase Agreement, all of YaYa's right, title and interest in and to the YaYa Assets.

2.Assumption. The Company hereby assumes, and agrees to pay, perform and discharge when due, the YaYa Liabilities. YaYa acknowledges and agrees that, except as expressly set forth in this Section 2, the Company does not assume any debts, liabilities or obligations of any kind whatsoever, whether known or unknown, absolute, contingent or otherwise, and any and all of such debts, liabilities and obligations shall remain the sole responsibility of YaYa.

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Assignment and Assumption to be executed by their duly authorized representatives, as of April 16, 2003.

                                 YAYA, LLC, a Delaware limited liability company
                                 By:      /s/ Stanley E. Maron
                                 Name:    Stanley E. Maron
                                 Title:   Secretary



                                 YAYA MEDIA, INC., a Delaware corporation

                                 By:  /s/ Ronald J. Tassinari
                                 Name: Ronald J. Tassinari
                                 Title: Director

                                    EXHIBIT E
                                YAYA LIABILITIES


                                        3